Exhibit 10.1

Execution Version

SEPARATION AND CONSULTING AGREEMENT AND

GENERAL RELEASE OF CLAIMS

This SEPARATION AND CONSULTING AGREEMENT AND GENERAL RELEASE OF CLAIMS (this “Agreement”) is entered into by and among Marc Carroll (“Carroll”) and Black Stone Natural Resources Management Company, a Delaware corporation (the “Company”). Black Stone Minerals GP, L.L.C., a Delaware limited liability company (the “General Partner”), joins this Agreement for the limited purpose of agreeing to Sections 2 and 3 below. The Company, the General Partner, and Carroll are each referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Carroll was employed by the Company as Senior Vice President and Chief Financial Officer;

WHEREAS, Carroll’s employment with the Company ended as of November 11, 2016 (the “Separation Date”), and the Company and the General Partner wish to provide Carroll with certain compensation and benefits, the receipt of which is dependent upon Carroll’s timely entry into (and non-revocation of) this Agreement and compliance with his continuing obligations under Articles III and V of the Severance Agreement between Carroll and the Company dated May 6, 2015 (the “Severance Agreement”);

WHEREAS, the General Partner wishes to have the right to receive certain consulting services from Carroll after the Separation Date, and Carroll wishes to make himself available to provide such services in the capacity of an independent contractor; and

WHEREAS, for the purposes of avoiding the uncertainty, expense, and burden associated with any dispute, the Parties desire to settle any potential disputes, including those that may arise by virtue of either the employment relationship between Carroll and the Company or the end of such employment relationship.

NOW, THEREFORE, in consideration of the promises and benefits set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

1.    Separation from Employment. Carroll’s employment with the Company ended as of the Separation Date. As of the Separation Date, Carroll was no longer employed by the Company or any other Released Party (as defined below). As of the Separation Date, Carroll is deemed to have automatically resigned (a) as an officer of the Company and each of its Affiliates (as defined in the Severance Agreement), as applicable, and (b) from the board of managers, board of directors, or similar governing body of each of the Company’s Affiliates (as applicable) and any other corporation, limited liability company, or other entity in which the Company or any of its Affiliates holds an equity interest or with respect to which board (or similar governing body) Carroll serves as the designee or other representative of the Company or any of its Affiliates.

2.    Separation Benefits. Provided that Carroll (x) executes this Agreement on or after the Separation Date and prior to November 21, 2016, returns a copy of this Agreement that has been executed by him to the Company so that it is received by Steve Putman, Senior Vice President and General Counsel, 1001 Fannin Street, Suite 2020, Houston, Texas 77002 (email: sputman@blackstoneminerals.com) no later than 5:00 pm central standard time on November 21, 2016; (y) does not revoke his acceptance of this Agreement pursuant to Section 9 below; and (z) satisfies the other terms and conditions set forth in this Agreement, Carroll shall receive the following consideration:

(a)    The Company shall pay Carroll a lump sum cash severance payment equal to $531,093.80, less applicable taxes and withholdings, which payment shall be paid on the Company’s first regularly scheduled pay date following the expiration of the Release Revocation Period (as defined below) (the “Initial Payment Date”);

(b)    The Company shall pay Carroll a lump sum cash payment equal to $31,200, less applicable taxes and withholdings, which payment represents the cost of COBRA continuation coverage for Carroll for 12 months following the Separation Date and shall be paid on the Initial Payment Date;

(c)    Pursuant to the terms of Carroll’s STI Award Grant Notice and STI Award Agreement dated February 9, 2016 (the “STI Award Agreement”), a pro-rated portion of the Target Amount (as defined in the STI Award Agreement) will be deemed to have become earned for the Performance Period (as defined in the STI Award Agreement, the “2016 STI Performance Period”), which pro-rated portion shall be equal to $333,484 (the “Target STI Value”) and shall be settled by issuing to Carroll a number of common units (“Common Units”) in Black Stone Minerals, L.P., a Delaware limited partnership (the “Partnership”) (rounded to the nearest whole Common Unit) equal to the number of Common Units that, as of the Separation Date, have a Fair Market Value (as defined in the Black Stone Minerals, L.P. Long-Term Incentive Plan) equal to the Target STI Value on or before December 31, 2016, but in no event prior to the expiration of the Release Revocation Period; provided, however, that if the dollar value of the STI Award (as defined in the STI Award Agreement) that would have become earned based on actual performance for the 2016 STI Performance Period multiplied by a fraction, the numerator of which is the number of days Carroll was employed by the Company in the 2016 STI Performance Period and the denominator of which is the total number of days in the 2016 STI Performance Period (the “Actual STI Value”) exceeds the Target STI Value, then a number of Common Units (rounded to the nearest whole Common Unit) that, as of the date on which short-term incentive bonuses are paid to senior executives of the Company for the 2016 STI Performance Period (the “STI Payment Date”), have a Fair Market Value equal to the difference between the Actual STI Value and the Target STI Value shall be issued to Carroll on the STI Payment Date.

(d)    Pursuant to the terms of Carroll’s Converted Restricted Unit Grant Notice and Converted Restricted Unit Agreement dated May 6, 2015 and Restricted Unit Award Grant Notice and Restricted Unit Award Agreement dated February 19, 2016 (collectively, the “Restricted Unit LTIP Award Agreements”), the Forfeiture Restrictions (as defined in the Restricted Unit LTIP Award Agreements) on the Applicable Restricted Units (as defined in the Restricted Unit LTIP Award Agreements), which consist of 40,115 Common Units and 17,149 subordinated units in the Partnership shall automatically lapse and the Applicable Restricted Units shall immediately thereafter become Earned Units (as defined in the Restricted Unit LTIP Award Agreements).

(e)    Pursuant to the terms of Carroll’s time-based IPO Award Grant Notice and IPO Award Agreement dated May 6, 2015 (the “Restricted Unit IPO Agreement”), the Forfeiture Restrictions (as defined in the Restricted Unit IPO Agreement) on the Applicable Restricted Units (as defined in the Restricted Unit IPO Agreement), which consist of 26,359 Common Units, shall automatically lapse and the Applicable Restricted Units shall immediately thereafter become Earned Units (as defined in the Restricted Unit IPO Agreement).

(f)    Pursuant to the terms of Carroll’s performance-based IPO Award Grant Notice and IPO Award Agreement dated May 6, 2015 (the “Performance IPO Award Agreement”), (i) all unearned Performance Units (as defined in the Performance IPO Award Agreement) that would have become earned in the performance period that includes the Separation Date (assuming target (100%) levels of performance for such performance period) shall become earned as of the Separation Date (the “Target IPO Units”) and settled through the issuance to Carroll of 27,635 Common Units on or before December 31, 2016 (the “Target Performance IPO Settlement”); provided, however, that if the ultimate number of Performance Units that would have become earned based on actual performance for 2016 (the “Actual IPO Units”) exceeds the Target IPO Units, then a number of Common Units equal to the difference between the Actual IPO Units and the Target IPO Units shall be issued to Carroll on the date performance-based IPO awards held by senior executives of the Company are settled (the “Actual Performance IPO True Up”) and (ii) with respect to each unearned Performance Unit that becomes earned pursuant to the foregoing clause (i), Carroll shall be entitled to receive a Termination DER True Up Payment (as defined in the Performance IPO Award Agreement), which Termination DER True Up Payment shall be (A) increased by the amount of any cash distributions that would have been paid to Carroll by the Partnership in respect of the Common Units issuable to Carroll pursuant to the Target Performance IPO Settlement and the Actual Performance IPO True Up as if Carroll had held such Common Units during the period beginning on the Separation Date and ending on the date such Common Units are actually issued to Carroll hereunder and (B) paid to Carroll within 30 days following the issuance of the Common Units pursuant to the Target Performance IPO Settlement or Actual Performance IPO True Up, as applicable.

(g)    Pursuant to the terms of Carroll’s LTI Award Grant Notice and LTI Award Agreement dated February 19, 2016 (the “2016 LTI Agreement”), Carroll’s Notice of Award of Target Incentive Bonus Under the Black Stone Minerals Company, L.P. Second Amended and Restated 2012 Executive Incentive Plan dated March 24, 2015 (the “2015 LTI Agreement”) and Carroll’s Notice of Award of Target Incentive Bonus Under the Black Stone Minerals Company, L.P. 2012 Executive Incentive Plan dated March 25, 2014 (the “2014 LTI Agreement” and, together with the 2015 LTI Agreement, the “2014/2015 LTI Agreements”), all unearned portions of the awards that would have become earned in the performance period (the “2016 LTI Performance Period”) that includes the Separation Date (assuming target (100%) levels of performance for such performance period) shall become earned as of the Separation Date and settled through the issuance to Carroll of a number of Common Units (rounded to the nearest whole Common Unit) equal to the sum of (i) 30,754 (the “2016 Target LTI Units”) and (ii) the number of Common Units that, as of the Separation Date, have a Fair Market Value equal to $2,110,480 (the “2014/2015 Target LTI Value”), which Common Units shall be issued to Carroll on or before December 31, 2016, but in no event prior to the expiration of the Release Revocation Period; provided, however, that (A) if the number of Common Units that would have become earned in the 2016 Performance Period pursuant to the 2016 LTI Agreement based on actual performance for the 2016 LTI Performance Period and assuming target (100%) reserve and production levels for the 2017 and 2018 performance periods (the “2016 Actual LTI Units”) exceeds the 2016 Target LTI Units, then a number of Common Units equal to the difference between the 2016 Actual LTI Units and the 2016 Target LTI Units shall be issued to Carroll on the date performance-based LTI awards held by senior executives of the Company for the 2016 LTI Performance Period are settled (the “LTI Settlement Date”); and (B) if the dollar value of the LTI awards that would have become earned in the 2016 Performance Period pursuant to the 2014/2015 LTI Agreements based on actual performance for the 2016 LTI Performance Period and assuming target (100%) reserve and production levels for the 2017 performance period (the “2014/2015 Actual LTI Value”) exceeds the 2014/2015 Target LTI Value, then a number of Common Units (rounded to the nearest whole Common Unit) that, as of the LTI Settlement Date, have a Fair Market Value equal to the difference between the 2014/2015 Actual LTI Value and the 2014/2015 Target LTI Value shall be issued to Carroll on the LTI Settlement Date.

Carroll acknowledges and agrees that the consideration described in this Section 2 represents the entirety of the amounts Carroll is eligible to receive as separation pay and benefits from the Company and any other Released Party and that Carroll was not entitled to such pay or benefits but for his timely entry into (and non-revocation of his acceptance of) this Agreement.

3.    Consulting Services.

(a)    During the Consulting Period (as defined below), Carroll agrees to provide, if and when reasonably requested by the Chief Executive Officer of the Company (the “CEO”), the Chief Financial Officer of the Company (the “CFO”), or the board of directors of the General Partner (the “Board”) from time to time, consultation services to the General Partner and its Affiliates (the “Services”). In providing the Services, Carroll shall act as an independent contractor to the General Partner and shall provide the General Partner with such of his assessments and evaluations as the General Partner, CEO, or CFO may deem necessary from time to time. Carroll agrees to attend such meetings, if any, as the General Partner, CEO, or CFO may reasonably require for communication of his advice and consultation. Carroll shall coordinate the furnishing of the Services with representatives of the General Partner, CEO, or CFO in order that such services can be provided in such a way as to generally conform to the business schedules of the General Partner or its applicable Affiliate, but the method of performance, time of performance, place of performance, hours utilized in such performance, and other details of the manner of performance of Carroll’s provision of the Services shall be within the sole control of Carroll. Notwithstanding any provision of this Agreement, in no event shall Carroll be obligated to make himself available to provide the Services for more than 20 hours in any single calendar week. During the Consulting Period, (i) Carroll shall have the right to devote his business day and working efforts to other business and professional opportunities as do not interfere with his rendering of the Services to the General Partner or its Affiliates or his other obligations to the General Partner or any of the other Released Parties and (ii) Carroll shall not be deemed to be an agent of the General Partner or any of its Affiliates or have any power to bind or commit the General Partner or any of its Affiliates or otherwise act on their behalf.

(b)    In exchange for providing the Consulting Services, and for being available to do so, the General Partner shall pay Carroll a consulting fee at the rate of $32,187.50 per complete calendar month during the Consulting Period, which amount shall be pro-rated for partial calendar months and paid to Carroll within 30 days following the completion of each calendar month during the Consulting Period. Carroll acknowledges and agrees that he is responsible for all federal, state and local taxes related to any compensation that he receives from the General Partner in connection with the consulting arrangements described herein (which includes all compensation described in this Section 3(b)).

(c)    As of the Separation Date, Carroll shall no longer be an employee of the Company or any other Released Party and nothing in this Agreement or elsewhere shall change that status. During the Consulting Period, Carroll shall be an independent contractor and shall not participate in any pension or welfare benefit plans, programs or arrangements of the Company or any other Released Party unless such benefits are made available due to Carroll’s former employment status with the Company.

(d)    Unless earlier terminated as provided hereunder, the “Consulting Period” shall be that period between the Separation Date and June 30, 2017; provided, however, that the Consulting Period, and Carroll’s and the General Partner’s respective obligations under this Section 3, shall be terminated prior to June 30, 2017 upon any of the following: (i) the death or disability of Carroll; (ii) the termination of the Consulting Period by the General Partner for Consulting Period Cause; or (iii) the termination of the Consulting Period by mutual agreement of the Parties, as evidenced by a writing signed by Carroll and the General Partner. For the avoidance of doubt, upon the termination of the Consulting Period, the General Partner shall have no further obligations to Carroll pursuant to Section 3(b) above and the only payments owed to Carroll by the General Partner following the termination of the Consulting Period shall be to provide payment for those Services performed prior to the date that the Consulting Period terminated. As used herein, “Consulting Period Cause” shall exist in the event that: (A) Carroll breaches any of his obligations or covenants under this Agreement; or (B) during the Consulting Period, Carroll engages in any act or omission that would give rise to Cause pursuant to clauses (b), (c), (d), or (e) of the definition of Cause in Section 1.4 of the Severance Agreement.

4.    Release of Liability for Claims.

(a)    For good and valuable consideration, including the consideration set forth in Section 2 above (and any portion thereof), Carroll hereby forever releases, discharges and acquits the Company, the Partnership, the General Partner, each of the foregoing entities’ respective Affiliates, predecessors, successors, subsidiaries and benefit plans, and the foregoing entities’ respective equityholders, officers, directors, managers, members, partners, employees, agents, representatives, and other affiliated persons, and the Company’s and its Affiliates’ benefit plans (and the fiduciaries and trustees of such plans) (collectively, the “Released Parties”), from liability for, and Carroll hereby waives, any and all claims, damages, or causes of action of any kind related to Carroll’s ownership of any interest in the Partnership or any other Released Party, his employment with any Released Party, the termination of such employment, and any other acts or omissions related to any matter occurring on or prior to the date that Carroll executes this Agreement, including (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination law or anti-retaliation law, regulation or ordinance including the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended and the Americans with Disabilities Act of 1990, as amended; (B) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (C) the Immigration Reform Control Act, as amended; (D) the National Labor Relations Act, as amended; (E) the Occupational Safety and Health Act, as amended; (ix) the Family and Medical Leave Act of 1993; (F) any federal, state or local wage and hour law; (G) any other local, state or federal law, regulation or ordinance; or (H) any public policy, contract, tort, or common law claim; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or with respect to a Released Claim; (iii) any and all rights, benefits or claims Carroll may have under any employment contract (including the Employment Agreement), incentive compensation plan or equity-based plan with any Released Party (including any award agreement) or to any ownership interest in any Released Party; and (iv) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Carroll is simply agreeing that, in exchange for any consideration received by him pursuant to Section 2, any and all potential claims of this nature that Carroll may have against the Released Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.

(b)    In no event shall the Released Claims include any claim that arises after the date that Carroll signs this Agreement or any claim to vested benefits under an employee benefit plan that is subject to ERISA. Further notwithstanding this release of liability, nothing in this Agreement prevents Carroll from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating in any such investigation or proceeding; however, Carroll understands and agrees that Carroll is waiving any and all rights to recover any monetary or personal relief from a Released Party as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. Further, nothing in this Release or the Separation Agreement prohibits or restricts Carroll from filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other securities regulatory agency or authority (each, a “Government Agency”). This Release does not limit Executive’s right to receive an award for information provided to a Government Agency.

5.    Representations and Warranties Regarding Claims. Carroll represents and warrants that, as of the time at which he signs this Agreement, he has not filed or joined any claims, complaints, charges, or lawsuits against any of the Released Parties with any governmental agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Carroll signs this Agreement. Carroll further represents and warrants that he has not made any assignment, sale, delivery, transfer or conveyance of any rights Carroll has asserted or may have against any of the Released Parties with respect to any Released Claim.

6.    Affirmation of Restrictive Covenants. Carroll acknowledges and agrees that in connection with his employment with the Company, he has obtained Confidential Information (as defined in the Severance Agreement) and that he has continuing obligations to the Company and each of its Affiliates pursuant to pursuant to Articles III and IV and Section 5.2(b) of the Severance Agreement. In entering into this Agreement, Carroll acknowledges the validity, binding effect and enforceability of Articles III and IV and Section 5.2(b) of the Severance Agreement and expressly reaffirms his commitment to abide by such provisions of the Severance Agreement.

7.    Covenant to Cooperate in Legal Proceedings. Carroll agrees to cooperate in good faith with and provide reasonable assistance to the Company, upon its reasonable request, with respect to the defense or prosecution of any litigation, investigation or other legal proceeding involving the Company or any of its Affiliates.

8.    Carroll’s Acknowledgments. By executing and delivering this Agreement, Carroll expressly acknowledges that:

(a)    He has carefully read this Agreement;

(b)    He has had at least 21 days to consider this Agreement before the execution and delivery hereof to the Company;

(c)    He is receiving, pursuant to this Agreement, consideration in addition to anything of value to which he is already entitled;

(d)    He has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of his choice and that he has had an adequate opportunity to do so prior to executing this Agreement;

(e)    He fully understands the final and binding effect of this Agreement; the only promises made to him to sign this Agreement are those stated herein; and he is signing this Agreement knowingly, voluntarily and of his own free will, and that he understands and agrees to each of the terms of this Agreement;

(f)    The only matters relied upon by him and causing him to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement; and

(g)    No Released Party has provided any tax or legal advice regarding this Agreement and he has had an adequate opportunity to receive sufficient tax and legal advice from advisors of his own choosing such that he enters into this Agreement with full understanding of the tax and legal implications thereof.

9.    Revocation Rights. Notwithstanding the initial effectiveness of this Agreement, Carroll may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Carroll executes this Agreement (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Carroll and must be delivered personally or by courier to the Company to the Company so that it is received by Steve Putman, Senior Vice President and General Counsel, 1001 Fannin Street, Suite 2020, Houston, Texas 77002 (email: sputman@blackstoneminerals.com) by 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, the release of claims set forth in Section 4 above will be of no force or effect, Carroll will not receive the payments, benefits or consideration set forth in Section 2 above, the provisions of Section 3 above will be null and void, and the remainder of this Agreement will be in full force and effect.

10.    Governing Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas (other than Section 2 above, which shall be construed under and governed for all purposes by the laws of the State of Delaware) without regard to the principles of conflicts of law thereof.

11.    Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

12.    Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Party to be charged. This Agreement and, with respect to the covenants referenced in Section 6, the Severance Agreement, constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, between Carroll and any Released Party with regard to the subject matter hereof.

13.    Third-Party Beneficiaries. Carroll expressly acknowledges and agrees that each Released Party that is not a party to this Agreement shall be a third-party beneficiary of Sections 3, 4, 6, 7 and 15 (to the extent such Sections reference such Released Party), and entitled to enforce such provisions as if it were a party hereto.

14.    Further Assurances. Carroll shall, and shall cause his Affiliates, representatives and agents to, from time to time at the request of the Company and without any additional consideration, furnish the Company with such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable, as determined in the sole discretion of the Company, to carry out the provisions of this Agreement.

15.    Return of Property. Carroll represents and warrants that, except as previously approved by the Company, he has returned to the Company all property belonging to the Company or any other Released Party, including all computer files, electronically stored information, cellular telephones, computers and other materials and items provided to him by the Company or any other Released Party in the course of his employment and Carroll further represents and warrants that he has not maintained a copy of any such materials or items in any form.

16.    Severability. Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

17.    Headings; References; Interpretation. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” References herein to any agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

18.    Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments and issuances of Common Units made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Carroll.

19.    Section 409A. This Agreement and the benefits provided hereunder are intended be exempt from, or compliant with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and administered in accordance with such intent. Each installment payment under this Agreement shall be deemed and treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the benefits provided under this Agreement are exempt from the requirements of Section 409A and in no event shall the Company or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Carroll on account of non-compliance with Section 409A.

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Signature Page Follows]

IN WITNESS WHEREOF, Carroll has executed this Agreement and the Company, the Partnership and the General Partner have caused this Agreement to be executed by their duly authorized officer as of the dates set forth below, effective for all purposes as provided above.

MARC CARROLL

/s/ Marc Carroll

Date:	11/21/16

BLACK STONE NATURAL RESOURCES MANAGEMENT COMPANY

By:	/s/ Steve Putman
Name: Steve Putman
Title: Authorized Person

Date:	11/21/16

For the limited purpose of agreeing to Sections 2 and 3:

BLACK STONE MINERALS GP, L.L.C.

By:	/s/ Steve Putman
Name: Steve Putman
Title: Authorized Person

Date:	11/21/16

SIGNATURE PAGE TO

SEPARATION AND CONSULTING AGREEMENT AND

GENERAL RELEASE OF CLAIMS